Exhibit 99.1

ChineseInvestors.com, Inc. Announces that it has Entered into a Licensing Partnership with The Bad Crypto Podcast to Re-Distribute the Podcast’s Most Popular Interviews on www.newcoins168.com in Chinese.

NEW YORK CITY, NEW YORK (June 4, 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announced that it has entered into a licensing partnership with The Bad Crypto Podcast to re-distribute the podcast’s most popular interviews on www.newcoins168.com, in Chinese.

Interviews that will be translated into Chinese for re-distribution on www.newcoins168.com include: Charlie Lee, founder and developer of Litecoin, Roger Ver, also known as “Bitcoin Jesus,” and Patrick Bryne, Overstock.com CEO and founder of tZERO. In addition to re-distributing these informative interviews in Chinese, the Company’s CEO Warren Wang also appeared once again for an interview on The Bad Crypto Podcast on May 23, 2018. Mr. Wang first appeared on The Bad Crypto Podcast in December 2017 where he offered his perspective and insights on bitcoin and cryptocurrency in China.

“Since it first aired in July 2017, The Bad Crypto Podcast hosted by Joel Comm, Bitcoin Evangelist, and Travis Wright, Blockchain Entrepreneur, has become a worldwide phenomenon with over 150 episodes for curious individuals trying to figure out cryptocurrency, blockchain and the future of digital payments,” says ChineseInvestors.com, Inc. CEO Warren Wang. “We are confident that this lighthearted, entertaining programming offered in Chinese will be well received by viewers looking to expand their crypto knowledge whether they are newbies or more experienced crypto investors.”

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information visit ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:
ChineseInvestors.com, Inc.
227 W. Valley Blvd, #208 A
San Gabriel, CA 91776

Investor Relations:
Alan Klitenic
+1.214.636.2548

Corporate Communications:
NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com
212.418.1217 Office
Editor@NetworkNewsWire.com

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